CLINICAL TRIAL AGREEMENT

THIS AGREEMENT, effective as of the 24th day of August, 2007 (the “Effective Date”), is by and between The Cleo Roberts Center of Clinical Research at Sun Health Research Institute (hereinafter called “Sun Health”), having it’s principal place of business at 10515 West Santa Fe Drive, Sun City, AZ 85351, and Power3 Medical Products, Inc., a corporation organized and existing under the laws of the State of New York and having its offices at 3400 Research Forest Drive, The Woodlands, TX 77381

WHEREAS, Power3 Medical desires to conduct clinical trials with Sun Health Institute in order to obtain certain biological materials and associated experimental or clinical information, and to use such materials and information for the analysis, validation and identification of protein structure and function; and Sun Health agrees to provide such materials and associated experimental or clinical information to Power3 Medical; and  which will guide the performance of this Agreement and which has been written by the Sponsor and accepted by Sun Health Research Institute; and Principal Investigator Dr. Essam Sheta , and

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to Sun Health Institute and to the Sponsor , and will further Sun Health Institute’s instructional and research objectives in a manner consistent with its corporate status.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1.	Effective Date. 24th day of August, 2007

This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with Section 15 hereof.

2.	Scope of Work.

Sun Health Institute shall perform the study described in the Protocol entitled “Studying serum protein profile from patients with Nuerodegenerative diseases vs. age matched control & disease like disorders , attached hereto as Appendix A, and which is hereby incorporated into and made a part of this Agreement (“the Study”) subject to and in accordance with the provisions hereof.

3.	Principal Investigator/Co-Investigator.

The Study will be conducted by and under the direction of Sun Health’s Institute’s; Marwin N. Sabbagh MD, FAAN hereafter referred to as “Principal Investigator”. The Principal Investigator will be responsible for the direction of the Study in accordance with all applicable Sun Health Institute’s policies and all applicable laws and regulations, including but not limited to Federal Food, Drug and Cosmetic Act regulations and guidelines.

4.	Performance Period.

The Study shall be initiated on or about January 1, 2007 and shall terminate on or about December 31, 2007 (“the Performance Period”). If at any time the Principal Investigator has reason to believe work will not be completed within the Performance Period, the Principal Investigator will advise Sponsor of the reason (s) and length of time required to complete the Study.

5.	Records and Reports.

It is understood that the Principal Investigator shall have the following record keeping and reporting obligations: (i) preparation and maintenance of complete, accurately written records, accounts, notes, reports, and data of the Study performed under the Agreement; and (ii) preparation and submission to Sponsor of patient case reports (“Case Reports”) for each patient as provided in the protocol described in Appendix A.

6.	Study Material.

Sponsor shall make available sufficient quantities of the Study material to carry out the Study. The Principal Investigator shall take responsible steps to handle, store, and use such materials in accordance with Appendix A. All such unused materials will be returned to Sponsor at the conclusion of the work, unless written authorization to destroy them is given by Sponsor.

7.	Payment.

In consideration of SHRI’s performance of the Study, Sponsor shall pay SHRI as set forth below.

A.
Sponsor shall pay SHRI a sum of $350.00 per completed, evaluable subject, who completes the protocol and for whom a Case Report is submitted. The sum assumes enrollment up to 400 evaluable subjects in accordance with the scope of work set forth in the Protocol. The payment noted above includes all applicable overheads due any party or entity and shall be paid on a per patient basis.

B.
Payment shall be made to SHRI according to Appendix B appended hereto and incorporated by reference. All costs outlined in Appendix B shall remain firm for duration of the Research, unless otherwise agreed to in writing by SHRI and Sponsor.

C.	Checks will be made payable to: “Sun Health Research Institute”, Tax ID No. 86-0768795

Checks shall be sent to:

Sun Health Research Institute
10515 West Santa Fe. Drive
Sun City, AZ
85351

D.	The payments shall be paid to SHRI within thirty (30) days after submission of subjects Case Reports by SHRI to Sponsor and the submission of an accounting invoice.

8.	Confidential Information.

A.
“Confidential Information” as used herein shall mean compounds or substances and information or data in written, oral or tangible form delivered by or on behalf of Sponsor hereunder for the performance of the Study and which is clearly labeled as confidential by Sponsor, or if presented in oral form, is immediately identified as confidential and is summarized and labeled in written form as confidential with fifteen (15) days of its oral presentation. Confidential Information will not include any information that: (i) was known by Sun Health Institute prior to its receipt from Sponsor; (ii) is generally publicly known or becomes publicly known subsequent to its receipt from Sponsor through no fault of _Sun Health Institute; (iii) is hereafter developed by Sun Health Institute independent of any disclosure by Sponsor hereunder; or (iv) is received by Sun Health Institute from another party not under an obligation of confidentiality to Sponsor.

B.
However, Sun Health Institute agrees to retain Confidential Information in such confidence as Sun Health Institute retains its own confidential information, not to reveal such Confidential Information to third parties, except, as required, to the Food and Drug Administration (FDA), without the prior written permission of Sponsor, and to use such Confidential Information only for the purpose of conducting the research or work hereunder. At the termination of this agreement all Confidential Information (including copies and unused substances) will be returned to Sponsor, except that Sun Health Institute may retain one copy of such Confidential Information for archival purposes only.

C.
The results of the Study shall be treated in confidence by Sun Health Institute, except that Sun Health Institute retains the right to publish any and all of its Study results, subject to a prior thirty (30) day period of review by Sponsor.

D.
Sponsor shall have the right to use, copy and distribute as it sees fit any of the published results of the Study and to use and copy unpublished research results, provided that Sponsor may not use the name of Sun Health Institute and its Principal Investigator for any public or commercial purpose, including advertising, promotional or sales literature or product labeling without the prior written consent of Sun Health Institute.

9.	HIPAA Compliance.

A.
Sponsor and Sun Health Institute agree to comply with the applicable provisions of the Administrative Simplification section of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d through d-8 (“HIPAA”), and the requirements of any regulations promulgated thereunder including without limitation the federal privacy regulations as contained in 45 CFR Part 164 (the “Federal Privacy Regulations”) and the federal security standards as contained in 45 CFR Part 142 (the “Federal Security Regulations”). Sponsor and Sun Health Institute agree not to use or further disclose any protected health information, as defined in 42 U.S.C. § 1320d (collectively, the “Protected Health Information”), concerning a patient other than as permitted by this Agreement and the requirements of HIPAA or regulations promulgated under HIPAA including without limitation the Federal Privacy Regulations and the Federal Security Regulations. Sponsor and Sun Health Institute will implement appropriate safeguards to prevent the use or disclosure of a patient’s Protected Health Information other than as provided for by this Agreement. Sponsor and Sun Health Institute will promptly report to the other any use or disclosure of a patient’s Protected Health Information not provided for by this Agreement or in violation of HIPAA, the Federal Privacy Regulations, or the Federal Security Regulations of which Sponsor or Sun Health Institute becomes aware. In the event Sponsor or Sun Health Institute, with the other’s approval, contracts with any agents to whom it provides a patient’s Protected Health Information, it shall include provisions in such agreements whereby it and agent agree to the same restrictions and conditions that apply to it with respect to such patient’s Protected Health Information. Sponsor and Sun Health Institute, will make its internal practices, books, and records relating to the use and disclosure of a patient’s Protected Health Information available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations and the Federal Security Regulations. Notwithstanding the foregoing, no attorney-client, accountant-client, or other legal privilege shall be deemed waived by Sponsor or Sun Health Institute by virtue of this Section.

10.	Publication.

A.
Prior to submission for publication of a manuscript describing the results of any aspect of the Study, Sun Health Institute shall send Sponsor a copy of the manuscript to be submitted, and shall allow Sponsor thirty (30) days from the date of mailing to review the manuscript. The purposes for such review are i) to provide the Sponsor with the opportunity to review and comment on the contents of the proposed publication, ii) to identify any Confidential Information belonging to the Sponsor to be deleted from the proposed publication; and iii) to allow Sponsor to determine whether the manuscript contains subject matter for which patent protection should be sought prior to publication of such manuscript. Should Sponsor believe the manuscript contains Confidential Information belonging to Sponsor or that the subject matter of the manuscript contains a patentable invention, then prior to the expiration of thirty (30) days from the mailing date of such manuscript to Sponsor by Sun Health Institute Sponsor shall give written notification of such determination to Sun Health Institute.

B.
After the expiration of thirty (30) days from the date of mailing such manuscript by Sponsor, unless Sun Health Institute has received the written notice specified above from Sponsor, Sun Health Institute shall be free to submit such manuscript for publication and to publish the disclosed research results in any manner consistent with academic standards.

C.
Upon receipt of such written notice from Sponsor that the manuscript contains a patentable invention, Sun Health Institute will thereafter delay submission of the manuscript for an additional period of up to sixty (60) days to permit preparation and filing of U.S. patent application on the subject matter to be disclosed in such manuscript. After expiration of such sixty (60) day period, or the filing of a patent application on each such invention, whichever shall occur first, Sun Health Institute shall be free to submit the manuscript and to publish the disclosed results.

D.
Upon receipt of written notice from Sponsor that the manuscript contains Confidential Information of Sponsor, Sun Health Institute shall review the manuscript and delete Confidential Information of Sponsor.

11.	Patents.

A.
Sun Health Institute shall promptly disclose in writing to Sponsor any invention made by Sun Health Institute, its employees or the Principal Investigator during the course of the performance of the Study and with respect to the Study drug/device. Sponsor shall maintain all such disclosures in confidence and shall not deliver or divulge them to any person. Sun Health Institute hereby grants Sponsor a non-exclusive royalty-free license to practice any such inventions and under any patents or patent applications which Sun Health Institute may file for such inventions.

B.
Sponsor shall also have an option to acquire an exclusive license to practice any such invention and patents and patent applications thereon upon reasonable terms and conditions, including reasonable royalties, as the parties may mutually agree in a subsequent writing. The option granted in this Section 10.B. shall commence on the date Sponsor receives a disclosure of invention, as set forth in Section 10.A. and shall terminate one hundred eighty (180) days thereafter.

12.	Indemnification.

With respect to this Study, Sponsor shall indemnify Institution as follows:

Sponsor shall indemnify, defend, and hold harmless Institution, and its trustees, directors, affiliates, officers, employees, physicians and agents, including the Principal Investigator (the "Indemnitees") from and against any and all actions, claims, lawsuits, demands or prosecutions that may be brought or instituted and all consequent damages, liabilities, costs and expenses (including reasonable attorneys' fees), by reason of personal injury, illness or death to any person arising out of or connected with the performance of the Research Devices being investigated pursuant to the Study. However, any damage, liability, cost or expense resulting from: (1) failure to adhere to the terms of the Protocol or Sponsor’s written instructions relative to the use of the investigational device; (2) failure to comply with any applicable FDA, NIH or other governmental requirement; and/or (3) the negligence or willful misconduct of an Indemnitee is excluded from this indemnity. In the event any such claim is made or lawsuit is initiated, Institution or the Principal Investigator, or both, shall promptly notify Sponsor in writing of such claim, shall cooperate fully with Sponsor in the defense of such claim or lawsuit, and shall permit Sponsor and/or its insurance carrier to defend and settle any such claim in its sole discre-tion.

Sponsor shall reimburse for reasonable and necessary medical expenses incurred by Research Subjects as a direct result of the treatment of adverse reactions from study drugs or devices following their administration or use in accordance with the Protocol, provided such expenses are not covered by the Research Subject’s medical or hospital insurance coverage and are in no way attributable to the negligence or misconduct of any agent or employee of Sun Health Institute. No other compensation of any type will be provided by the Sponsor to the Research Subjects except as required by law.

13.	No Assignment.

Neither party shall have the right to assign, delegate or transfer at any time to any party, in whole or in part, any or all of the rights duties and interest herein granted without first obtaining the written consent of the other party to such assignment.

14.	Use of Name.

Without the prior written consent of Sun Health Institute, Sponsor shall not use the name of Sun Health Institute or of any Sun Health Institute staff member, employee or student, or any adaptation thereof;

i)	in any advertising, promotion or sales literature;

ii)
in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case Sponsor may make factual statements concerning the Agreement or file copies of the Agreement after providing Sun Health Institute with an opportunity to comment and reasonable time within which to do so on such issue pertaining to public announcements about this Agreement or the status or existence of the Study without prior written approval of the other party.

15.	Termination.

A.
This Agreement shall become effective upon the date first hereinabove written and shall continue in effect for the full duration of the Performance Period unless sooner terminated. The parties hereto may, however, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions which the parties reduce to writing and sign.

B.
In the event that either party hereto shall commit any breach or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within thirty (30) days after receipt of written notice thereof from the other party hereto, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect, and such termination shall be effective as of the date of the receipt of such notice.

C.
This Study and this Agreement may be terminated for any reason by the Sponsor or Sun Health Institute when in their independent and sole judgment or that of the Principal Investigator or the FDA, it is inappropriate, impractical, or inadvisable to continue.

D.
Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement. Upon termination of this Agreement for any reason except breach or default by Sun Health Institute Sponsor shall pay Sun Health Institute for all work performed through the effective termination date, and all uncancelled obligations.

E.	Sections 9, 10, 11, 12, 13, 14 and 15 of this Agreement shall survive expiration or termination of this Agreement.

16.	Notices.

Notices required or permitted hereunder shall be in writing and shall be deemed given as of the date it is (A) delivered by hand or (B) received by Registered or Certified mail, postage prepaid, return receipt directed, or received by facsimile and addressed to the party to receive such notice at the address set forth below. Such notices and communications shall be deemed to have been received by the addressee on the date of delivery or fourteen (14) days after having been sent by registered mail.

Sun Health Institute
For Technical/Scientific Matters
Principal Investigator:
Marwan N. Sabbagh MD, FAAN
Director of Clinical Research
The Cleo Roberts Center of Clinical Research
Sun Health Research Institute
10515 W. Santa Fe Dr
Sun City, AZ 85351
Phone: 623-875-6500
Fax: 623-875-6504

For Administrative Matters
John L. Roach
________________________
________________________
________________________
PH: 623-876-5706
Fax: 623-876-5461

Sponsor:
Power3 Medical Products, Inc.
   3400 Research Forest Drive
   The Woodlands, TX 77381

17. Miscellaneous.

A.	In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations.

B.	If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

C.
This Agreement (and the annexed Appendices) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto. This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between Sponsor and Sun Health Institute.

D.
No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

F.
The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

G.
It is not the intent of the parties to create a partnership or joint venture or to       assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

H.
Sun Health Institute and Investigator each represents and warrants to Sponsor that it has not been “debarred” by the United States Food & Drug Administration (“FDA”), nor have debarment proceedings against it been commenced. Sun Health Institute and Investigator will immediately notify Sponsor in writing if any such proceedings have commenced or if Sun Health Institute and/or Investigator are debarred by the FDA.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

BY: SPONSOR/Power3 Medical Products, Inc.	BY: Sun Health Institute

s://Steven B. Rash	s://John L. Roach
Steven B. Rash	Name: John L Roach
Chief Executive Officer Title: CFO

Date: 11/6/07	Date: 12/4/07

As Principal Investigator, I acknowledge that I have reviewed this Agreement and agree to be bound by its terms and conditions.

s://Marwan Sabbagh
Name:

Date: 12/10/07

Appendix A

The Protocol: BC0001 ( Rev. 5 )  “Studying serum protein profile from patient’s with disease’s vs. age-matched control & disease-like disorder’s ” Attached.

Appendix B

Detailed Per Patient Budget: Attached.